CERTIFICATE OF INCORPORATION
OF
SWIFT ENERGY COMPANY
ARTICLE I
The name of the corporation is Swift Energy Company (hereinafter, the “Corporation”).
ARTICLE II
The address of its registered office in the State of Delaware is 1675 South State St, Suite B, Dover, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it currently exists or may hereafter be amended.
ARTICLE IV
The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares, consisting of (a) 40,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 10,000,000 shares of preferred stock par value $0.01 per share (“Preferred Stock”).
1.    Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock shall be required therefor.
The designations and the powers, preferences, rights, qualifications, limitations and restrictions of Common Stock are as follows:
(a)    Subject to the then-applicable terms of the Director Nomination Agreement, among the Corporation and certain of its stockholders, dated as of April 22, 2016 (as may be amended from time to time, the “Nomination Agreement”), each share of Common Stock of the Corporation shall have identical powers, rights and privileges in every respect. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share, in person or by proxy, upon all questions presented to the stockholders, and the holders of shares of Common Stock shall have the right to vote for the election of directors and for all other purposes or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock, if any. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.
(b)    Subject to the rights granted to any Preferred Stock, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the board of directors of the Corporation (the “Board of Directors”) at any time and from time to time out of any assets or funds of the Corporation legally available therefor.
(c)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them remaining after payment of all liquidation preferences, if any, applicable to any outstanding Preferred Stock. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.
2.    Preferred Stock. The Board of Directors shall issue Preferred Stock in one or more series from time to time at its option for such consideration and pursuant to such terms and conditions as it may decide. The Board of Directors shall determine the designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and may, at its option, divide such Preferred Stock into series and determine variations, if any, between any series so established.
3.    Preemptive Rights. No holder of any stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued or treasury stock of the Corporation, or of any additional stock to be issued by reason of any increase of the authorized capital stock of the Corporation, or to be issued from any unissued or additionally authorized stock, bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any such unissued or treasury stock, or any such additional authorized issue of new stock or securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms as the Board of Directors may, in its discretion, determine, without offering to the stockholders then of record on the same terms or any terms.
ARTICLE V
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
1.    Provisions Relating to Board Composition. The number of directors constituting the Board of Directors shall initially be seven (7) as set forth in the Nomination Agreement. Pursuant to Section 141(d) of the DGCL, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, which are hereby designated as Class I, Class II and Class III, respectively.  The members of the initial Board of Directors shall be as set forth in and elected pursuant to the Joint Plan of Reorganization, which, as amended, was confirmed by the United States Bankruptcy Court for the district of Delaware on March 31, 2016, as set forth in the Nomination Agreement. The term of office of (i) each initial Class I director shall expire at the first annual meeting of stockholders following the effective date of the Nomination Agreement, (ii) each initial Class II director shall expire at the second annual meeting of stockholders following the effective date of the Nomination Agreement and (iii) each initial Class III director shall expire at the third annual meeting of stockholders following the effective date of the Nomination Agreement. At each annual meeting of stockholders, directors elected to succeed those directors whose terms of office then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal.  Directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. No holder of Common Stock shall be entitled to cumulate his or her votes for the election of one or more directors or for any other purpose.
2.    Vacancies. Subject to applicable law and the then-applicable terms of the Nomination Agreement, any vacancies on the Board of Directors for any reason and any newly created directorships resulting from any increase in the number of directors may be filled only by the Board of Directors acting by a majority of the remaining directors then in office, even if they constitute less than a quorum of the Board of Directors pursuant to the bylaws of the Corporation, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen or until their successors shall be elected and qualified, except that a director chosen to fill a newly created directorship position shall hold office until the next election of one or more directors by the stockholders. Unless otherwise provided herein, when one or more directors resign from the Board of Directors, effective at a future date, a majority of directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. Except as otherwise provided by applicable law, during a period between two successive annual meetings of stockholders, the Board of Directors may not fill more than two vacancies created by an increase in the number of directors.
3.    Number. Subject to the then-applicable terms of the Nomination Agreement, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent Director. So long as the Board of Directors is divided into three classes, any increase or decrease in the number of directors constituting the Board of Directors shall be apportioned among the classes so as to maintain at least one director in each class.
4.    Removal of Directors. Subject to the then-applicable terms of the Nomination Agreement, any director may be removed at any time upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.
5.    Director Disqualification. A director who, at the time of taking office as a director, is an employee of the Corporation or any subsidiary of the Corporation (an “Employee Director”) shall cease to be qualified to serve as a director, and shall tender his or her resignation as director (which a majority of the Board of Directors may choose to waive this provision and have such director remain on the Board of Directors), if such person ceases to be an employee of the Corporation or any one of its subsidiaries, with the disqualification of such director and the effectiveness of such resignation to take place upon the earliest of (a) such director’s cessation of employment, (b) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (c) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment; provided, however, the foregoing provisions of this Section 5, including the disqualification and resignation provisions thereof, shall have no force and effect with respect to any Employee Director if the Board of Directors determines that they shall have no force and effect with respect to such Employee Director prior to the earliest of the occurrence of (a), (b) or (c) above.
ARTICLE VI
(a)    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors to the fullest extent permitted by Section 141(a) of the DGCL.
(b)    Notwithstanding paragraph (a) of this Article VI and any other provision of this Certificate of Incorporation or the bylaws of the Corporation, at any time in which one or more Designated Directors (as defined in the Nomination Agreement) is serving on the Board of Directors, the Corporation shall not take any of the following actions if Consenting Noteholders (as defined in the Nomination Agreement) that are party to the Nomination Agreement and that hold in the aggregate at least 50% of the Corporation’s issued and outstanding shares of Common Stock object to such action in writing pursuant to the procedures set forth in paragraph (c) of this Article VI.
(i)    The sale or other disposition of assets of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions, with a fair market value in the aggregate in excess of $75,000,000, other than (i) any such sales or dispositions to or among the Corporation and its subsidiaries and (ii) the sale or disposition of hydrocarbons, accounts receivable, surplus or obsolete equipment (excluding the disposition of oil and gas in place and other interests in real property and volumetric production payments) in the ordinary course of business.
(ii)    Any sale, recapitalization, liquidation, dissolution, winding up, bankruptcy event, reorganization, consolidation, or merger of the Corporation or any of its subsidiaries.
(iii)    Issuing or repurchasing any shares of Common Stock or other equity securities (or securities convertible into or exercisable for equity securities) of the Corporation in an amount that is in the aggregate in excess of $5,000,000, other than (i) pursuant to employee benefit and incentive plans, (ii) the repurchase of capital stock deemed to occur upon the exercise of stock options or other equity awards to the extent such capital stock represents a portion of the exercise price of those stock options or other equity awards and any repurchase of capital stock made in lieu of or to satisfy withholding or similar taxes in connection with any exercise or exchange of stock options, warrants, equity incentives, other equity awards or other rights to acquire capital stock and (iii) the issuance of shares of Common Stock upon exercise of warrants pursuant to the Warrant Agreement dated on or about the date hereof between the Corporation and American Stock Transfer & Trust Company, LLC.
(iv)    Incurring any indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another person or entity), in any single transaction or series of related transactions, that is in the aggregate in excess of $75,000,000, other than (i) any indebtedness incurred to refinance indebtedness issued for less than $75,000,000 (which such amount shall be calculated in the aggregate for any series of related transactions), (ii) intercompany indebtedness, (iii) hedging obligations in the ordinary course of business and not for speculative purposes and (iv) other indebtedness in respect of workers’ compensation claims, insurance contracts, self-insurance obligations, bankers’ acceptances, performance and surety bonds and other similar guarantees of obligations in the ordinary course of business.
(v)    Entering into any proposed transaction or series of related transactions involving a Change of Control of the Corporation. For purposes of this provision, “Change of Control” shall mean any transaction resulting in any person or group (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquiring “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of more than 50% of the total outstanding equity interests of the Corporation (measured by voting power rather than number of shares).
(vi)    Entering into or consummating any material acquisition of businesses, companies or assets (whether through sales or leases) or joint ventures, in any single transaction or series of related transactions, in the aggregate in excess of $75,000,000.
(vii)    Increasing or decreasing the size of the Board of Directors.
(viii)    Amending this Certificate of Incorporation or the bylaws of the Corporation.
(ix)    Entering into any arrangements or transactions with affiliates of the Corporation.
Notwithstanding anything to the contrary contained herein, the provisions of this paragraph (b) shall not (1) apply to the first resolutions adopted by the Board of Directors, including those by written consent if any; or (2) be deemed to eliminate or reduce any fiduciary duties a member of the Board of Directors may have to any stockholder or group of stockholders of the Corporation that may otherwise exist under the DGCL.
(c)    To permit the Consenting Noteholders the right to review and possibly object to the items set forth in clauses (i) to (ix) of paragraph (b), the Consenting Noteholders and the Corporation shall take the following actions and follow the procedures set forth below:
(i)    To permit the Corporation to provide notice of any resolution of the Board of Directors, the Consenting Noteholders shall provide the Secretary of the Corporation the names, contact information and share ownership of each of such Consenting Noteholders as of the date of the execution of this Certificate of Incorporation, which they shall update as necessary (including to account for any purchase or transfer of shares of Common Stock), it being understood that the Corporation will rely on any such information for purpose of complying with this Article VI and any action taken by the Corporation in furtherance of a resolution of the Board of Directors shall not be subject to challenge for failing to comply with paragraph (b) of this Article VI if the Corporation does not have correct or any such updated information regarding the Consenting Noteholders.
(ii)    The Corporation shall provide notice to the Consenting Noteholders that are party to the Nomination Agreement prior to taking any of the above such actions, which such notice shall be given no later than two days after approval of such action by the Board of Directors and provide the Consenting Noteholders a minimum of two days to respond to such notice before such action is effected. The form of such notice shall initially be in general form, not contain any material non-public information (within the meaning of U.S. federal securities laws) and provide the Consenting Noteholders with the opportunity to opt-in and receive the necessary details of such action to make an informed decision in exercising their consent right contained in this Article VI (which after a Consenting Noteholders opts-in, may contain material non-public information).
(iii)    To exercise the objection rights contemplated by this Article VI, Consenting Noteholders will be required to present to the Board of Directors reasonably satisfactory evidence of their share ownership.
Notwithstanding anything to the contrary contained herein: (i) it is understood that an action by the Board of Directors shall not be subject to additional notice periods and potential objections if notice of an action set forth in clauses (i) to (ix) of paragraph (b) of this Article VI has previously been given to the Consenting Noteholders, they did not object and the definitive terms of any such action or transaction have not changed in all material respects; and (ii) notwithstanding anything to the contrary contained herein, paragraph (b) and this paragraph (c) shall permanently terminate and no longer be of effect upon the Consenting Noteholders owning in the aggregate less than 50% of the Corporation’s issued and outstanding shares of Common Stock.
ARTICLE VII
Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.
ARTICLE VIII
Special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Stockholders may not call or request special meetings of stockholders of the Corporation.
ARTICLE IX
In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, restate or repeal the bylaws of the Corporation. The bylaws of the Corporation shall not be altered, amended, restated or repealed by the stockholders of the Corporation except by the vote of holders of at least 66 2/3% in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class.
ARTICLE X
Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law, this Certificate of Incorporation or the bylaws of the Corporation), the approval of a majority of the directors then in office and the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate of Incorporation.
Notwithstanding the foregoing, no amendment, alteration or repeal of Article XV shall adversely affect any right or protection existing under this Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director, officer or employee thereunder in respect of any act or omission occurring prior to the time of such amendment.
ARTICLE XI
No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of liability is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable for monetary damages as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further eliminates or limits the liability of a director.
The rights and authority conferred in this Article XI shall not be exclusive of any other rights that any person may otherwise have or hereafter acquire.
Any amendment, repeal or modification of this Article XI shall be prospective only and shall not affect any limitation of liability of a director for acts occurring or omissions prior to the date of such amendment, repeal or modification.
ARTICLE XII
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Corporation’s bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
ARTICLE XIII
The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.
ARTICLE XIV
The Corporation shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.
ARTICLE XV
6.    Indemnification.
(a)    The Corporation (and any successor to the Corporation by merger or otherwise) shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than a Proceeding by or in the right of the Corporation), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (limited or general), joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person in connection with such action, suit or proceeding if the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Covered Person’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Clause (c) of this Article XV, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. On no account shall any amendment to applicable law as it presently exists or may hereafter be amended be deemed to limit or prohibit the right to indemnification in this Article XV for past actions or omissions of any Covered Person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment. Persons who are not directors or officers of the Corporation and are not serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors.
(b)    The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be finally determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified under this Article XV or otherwise.
(c)    If a claim for indemnification under this Article XV (following the final disposition of such Proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article XV is not paid in full within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
(d)    The rights conferred on any Covered Person by this Article XV shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
(e)    This Article XV shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
(f)    Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Article XV, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated. The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any Proceeding, expense, liability or matter that is the subject of this Article XV, (ii) the Corporation shall be primarily liable for all such obligations and any indemnification afforded to a Covered Person in respect of a Proceeding, expense, liability or matter that is the subject of this Article XV, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any Proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated or insurer of any such person, and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.
(g)    Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Certificate of Incorporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or Proceeding for which indemnification or advancement of expenses is sought.
7.    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article XV.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this 22nd day of April, 2016.
SWIFT ENERGY COMPANY

By:	/s/ Terry E. Swift

Name:	Terry E. Swift

Title:	Chief Executive Officer